                                                                  Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of The Warnaco Group, Inc. (the "Company") on Form S-8 of our report dated March 12, 2003 (August 1, 2003 as to Note 23) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to 1) the Company's bankruptcy proceedings and confirmation of the Company's plan of reorganization, 2) the change in the Company's method of accounting for goodwill and other intangible assets, and 3) the change in the Company's method of accounting for its retail outlet store inventory), included in Exhibit 99.1 to the Registration Statement.

We also consent to the incorporation by reference in this Registration Statement of the Company on Form S-8 of our report dated May 5, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company's adoption of fresh-start reporting following the confirmation of its plan of reorganization by the bankruptcy court and emergence from Chapter 11), appearing in the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on May 7, 2003.

/s/ DELOITTE & TOUCHE LLP

New York, New York
September 12, 2003